Mintz & Partners LLP

200 - 1 Concorde Gate
North York, ON M3C 4G4

T. 416.391.2900
F. 416.391.2748
Web site: www.mintzca.com

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Registration Statement of Teleplus World, Corp. and subsidiaries on Post Effective Amendment No. 1 to Form SB-2 of our report dated March 27, 2006 except as to notes 1, 4, and 15 which are as of July 31, 2006 relating to the restated consolidated balance sheet of Teleplus World, Corp. (previously Teleplus Enterprises, Inc.) as at December 31, 2005 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, appearing in such Registration Statement.

Toronto Canada
June 22, 2007

Mintz & Partners LLP

Mintz & Partners LLP
Chartered Accountants
Licensed Public Accountants

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